UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: Blue Tractor ETF Trust

Address of Principal Business Office:

57 West 57th Street
4th Floor
New York, New York 10019

Telephone Number (including area code): (212) 847-1370

Name and Address of Agent for Service of Process:

Terence W. Norman
Blue Tractor ETF Trust
57 West 57th Street
4th Floor
New York, New York 10019

With Copies to:
Michael W. Mundt, Esq.
Stradley Ronon Stevens & Young, LLP
1250 Connecticut Avenue, N.W., Ste. 500
Washington, DC 20036

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: Yes [X] No [   ]

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the city of New York and the State of New York on the 28th day of September, 2016.

Blue Tractor ETF Trust

		By:	/s/ Terence W. Norman
Terence W. Norman
Trustee and President

Attest:

/s/ Simon P. Goulet
Simon P. Goulet
Treasurer and Secretary